CERTIFICATE OF AMENDMENT

                                       TO

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          KING WORLD PRODUCTIONS, INC.



          KING WORLD PRODUCTIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

          FIRST: that at a meeting of the Board of Directors of the Corporation held on November 11, 1998, a resolution was duly passed setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for their approval at the annual meeting of stockholders to be held on January 28, 1999 (the "Annual Meeting"). The resolution approving the proposed amendment is as follows:

          "RESOLVED, that the Board of Directors hereby proposes, approves and declares the advisability of amendments to Sections 1 and 2 of Article VI of the Restated Certificate of Incorporation of the Corporation to provide for the annual election of the Corporation's Board of Directors, and in connection with such changes, that Sections 1 and 2 of Article VI of the Restated Certificate of Incorporation be amended to read in their entirety as follows:


               '1. Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, the number of the directors of the Corporation shall be fixed from time to time by or pursuant to the By-laws of the Corporation. The directors, other than those who may be elected by the holders of the Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issue of such class or series of stock adopted by the Board of Directors, shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders and shall hold office until the next annual meeting of stockholders and until each of their respective successors shall have been elected and qualified. The term of office of each director in office at the time this Section 1 of Article VI becomes effective shall expire at the next annual meeting of stockholders held after the time this Section 1 of Article VI becomes effective. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

               2. Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, newly created directorships resulting from any increase in the number of directors may be filled by the Board of Directors, or as otherwise provided in the By-laws, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or as otherwise provided in the By-laws. Any director elected in accordance with the preceding sentence of this Section 2 shall hold office until the next annual meeting of stockholders and until such director's successor shall have been elected and qualified.'"

         SECOND: that the amendment to the Restated Certificate of Incorporation effected by this Certificate was duly authorized at the Annual Meeting by the holders of at least two-thirds of the outstanding stock of the Corporation entitled to vote thereon, after first having been declared advisable by the Board of Directors of the Corporation, all in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

          THIRD: that the capital of the Corporation will not be reduced under, or by reason of, the foregoing amendment to the Restated Certificate of Incorporation of the Corporation.



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


          IN WITNESS WHEREOF, KING WORLD PRODUCTIONS, INC. has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by an officer of the Corporation thereunto duly authorized, hereby declaring, certifying and acknowledging under penalties of perjury that the facts herein stated are true and that this Certificate of Amendment is the act and deed of the Corporation this 22nd day of February 1999.

                              KING WORLD PRODUCTIONS, INC.



                              By:   /s/ Jonathan Birkhahn
                                   -------------------------
                                   Jonathan Birkhahn
                                   Senior Vice President, Business Affairs and
                                     General Counsel




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